EXHIBIT 99.1
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                    BUFFETS HOLDINGS, INC. AND BUFFETS, INC.
                ANNOUNCE TENDER OFFERS AND CONSENT SOLICITATIONS

EAGAN, MINNESOTA (September 15, 2006) - Buffets Holdings, Inc. ("Buffets Holdings") announced today that it has commenced a tender offer and consent solicitation for any and all of its $132 million principal amount at maturity 13.875% Senior Discount Notes due 2010 (the "Buffets Holdings Notes") and that Buffets, Inc. ("Buffets" and, together with Buffets Holdings the "Companies" and each a "Company") has commenced a tender offer and consent solicitation for any and all of its $184.6 million principal amount 11.25% Senior Subordinated Notes due 2010 (the "Buffets Notes" and, together with the Buffets Holdings Notes, the "Notes"). In conjunction with the tender offers, each Company is soliciting consents of holders of a majority in aggregate principal amount or principal amount at maturity, as applicable, of the applicable Notes to eliminate substantially all of the restrictive covenants and certain events of default in the indenture under which its Notes were issued. The tender offers and consent solicitations are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated September 15, 2006 and the related Consent and Letter of Transmittal (the "Offer Documents"). Holders holding in excess of 80% of the aggregate principal amount at maturity of the Buffets Holdings Notes have agreed to tender their Buffets Holdings Notes at or prior to the Early Tender Date (as defined below).

The total consideration for each $1,000 principal amount of the Buffets Notes tendered and accepted for purchase pursuant to Buffets' tender offer will be $1,058.75 plus accrued and unpaid interest up to, but not including, the applicable payment date. The total consideration for each $1,000 principal amount at maturity of the Buffets Holdings Notes tendered and accepted for purchase pursuant to Buffets Holdings' tender offer will be an amount equal to the sum of (i) the accreted value of $1,000 principal amount at maturity of the Buffets Holdings Notes on the applicable payment date, (ii) 50% of a make whole premium, determined based upon the yield of a U.S. treasury security maturing on or near the first redemption date for such notes (July 31, 2008) plus 50 basis points and (iii) an "additional premium amount," as fully described in the Offer Documents.

Each holder who validly tenders its Notes and delivers consents on or prior to October 16, 2006 (the "Early Tender Date") shall be entitled to a consent payment, which is included in the total consideration discussed above, of $30 for each $1,000 principal amount of Buffets Notes or $30 for each $1,000 principal amount at maturity of Buffets Holdings Notes, tendered by such holder if such Notes are accepted for purchase pursuant to the applicable tender offer. Holders who tender Notes are required to consent to the proposed amendments to the indentures.

The tender offers by both Companies will expire at 9:00 a.m., New York City time, on October 31, 2006, unless extended or earlier terminated by either Company with respect to its Notes (the "Expiration Date").

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Tenders of Notes prior to the Early  Tender Date may be validly  withdrawn  and consents may be validly revoked at any time prior to the Early Tender Date, but not thereafter unless the tender offers and the consent solicitations are terminated without any Notes being purchased. Each Company reserves the right to terminate, withdraw or amend its tender offer and consent solicitation at any time subject to applicable law.

Each Company expects to pay for its Notes purchased pursuant to its tender offer and consent solicitation in same-day funds on a date promptly following the expiration of its tender offer. In addition, each Company may accept and pay for any of its Notes at any time after the Early Tender Date, in its sole discretion.

Each tender offer is subject to the conditions set forth in the Offer Documents including the receipt of consents of the noteholders representing a majority in aggregate principal amount or principal amount at maturity, as applicable, of each of the Buffets Holdings Notes and the Buffets Notes and is conditioned upon the Companies obtaining the financing necessary to pay for their respective Notes and consents in accordance with the terms of the tender offers and consent solicitations.

The Companies have retained Credit Suisse Securities (USA) LLC to act as Dealer Manager in connection with the tender offers and consent solicitations. Questions about the tender offers and consent solicitations may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect). Copies of the Offer Documents and other related documents may be obtained from Morrow & Co., Inc., the information agent for the tender offers and consent solicitations, at (800) 607-0088 (toll free).

The tender offers and consent solicitations are being made solely by means of the Offer Documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of either Buffets Holdings or Buffets. It also is not a solicitation of consents to the proposed amendments to the indentures. No recommendation is made as to whether holders of Notes should tender their Notes or give their consent.


Forward-looking Statements

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets Holdings' business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, public health developments including avian flu, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the "Risk Factors/Forward-Looking Statements" section contained in Buffets Holdings' Form 10-K which was filed with the Securities and Exchange Commission on September 23, 2005.

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The statements in this release  reflect Buffets  Holdings'  current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

About Buffet Holdings

Buffets currently operates 341 restaurants in 32 states comprised of 332 buffet restaurants and nine Tahoe Joe's Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises eighteen buffet restaurants in seven states.

CONTACT:
Buffets Holdings, Inc.
A. Keith Wall
Chief Financial Officer
(651) 365-2784